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[HARRIS BANK LOGO]


                                                                 EXHIBIT 1



News Release                                               FOR IMMEDIATE RELEASE



Contact:   Paul Gammal (Media Relations)
           (312) 461-6625

           Paul Skubic (Financial Administration)
           (312) 461-2220


                      HARRIS BANK ANNOUNCES SPECIAL CHARGES

CHICAGO, OCTOBER 26, 2001 - Harris Bank today announced that third quarter 2001 results will be impacted by a special provision for loan losses of $125 million pre-tax. This special provision is primarily intended to increase the Bank's reserve for possible loan losses allocated to the corporate loan portfolio.

Given the delay in the resumption of economic growth in the U.S. corporate sector and the resulting pressure on debt service capacity for some companies, the Bank recently completed a comprehensive review of its portfolio.

Including the $80 million after-tax effect of the special provision for loan losses, Harris Bank's net loss for third quarter 2001 is $20.2 million.

In addition to the special provision for loan losses, Harris Bank will recognize $9 million of one-time special pre-tax charges in its 2001 fourth quarter relating to impairment in the value of certain investments. This action results from the completion of a comprehensive review of the Bank's investment portfolio.

With $29 billion in assets, Harris is one of the largest community bank networks in Illinois, a nationally recognized provider of private client and personal trust services, and a premier Midwest mid-market corporate bank. Harris also has 14 branches and private banking offices in Arizona and Florida. Harris Bank is wholly owned by Bank of Montreal, Canada's first bank, a highly diversified financial services institution.




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CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Harris Bank/Bank of Montreal, from time to time, make written and verbal forward-looking statements. These may be included in this news release, in filings with Canadian regulators or the U.S. Securities and Exchange Commission, in reports to shareholders and in other communications, and are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, comments with respect to the bank's objectives, targets, strategies, financial condition, the results of its operations and its businesses, its outlook for its businesses and for the Canadian and U.S. economies and its risk management discussion.

By their very nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific and the risk that predictions and other forward-looking statements will not be achieved. The bank cautions readers of this news release not to place undue reliance on these forward-looking statements as a number of important factors could cause actual future results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements.

Forward-looking statements may be influenced by the following factors: fluctuations in interest rates and currency values; regulatory developments; statutory changes; the effects of competition in the geographic and business areas in which the bank operates, including continued pricing pressure on loan and deposit products; and changes in political and economic conditions including, among other things, inflation and technological changes. We caution that the foregoing list of important factors is not exhaustive and that when relying on forward-looking statements to make decisions with respect to Harris Bank/Bank of Montreal, investors and others should carefully consider the foregoing factors as well as other uncertainties and potential events. The bank does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the bank.



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